                         AGREEMENT AND PLAN OF MERGER

                                 By and Among

                      TELEPORT COMMUNICATIONS GROUP INC.,

                             TCG MERGER CO., INC.

                                      and

                                   ACC CORP.

                                  Dated As Of

                               November 26, 1997

                               TABLE OF CONTENTS


ARTICLE I               TERMS OF THE MERGER                     1

   1.1   The Merger                                             1
   1.2   Effective Time                                         1
   1.3   Merger Consideration                                   2
   1.4   Stockholders' Rights upon Merger                       3
   1.5   Surrender and Exchange of Shares                       3
   1.6   Options and Stock Incentive Rights                     5
   1.7   Certificate of Incorporation                           5
   1.8   Bylaws                                                 5
   1.9   Other Effects of Merger                                5
   1.10  Registration Statement; Prospectus/Proxy Statement     5
   1.11  Tax-Free Reorganization                                7
   1.12  Additional Actions                                     7

ARTICLE II  REPRESENTATIONS, WARRANTIES
               AND CERTAIN COVENANTS OF ACC                     7

   2.1   Organization and Good Standing                         7
   2.2   Capitalization                                         8
   2.3   Subsidiaries                                           9
   2.4   Authorization; Binding Agreement                       9
   2.5   Governmental Approvals                                 10
   2.6   No Violations                                          10
   2.7   Securities Filings and Litigation                      11
   2.8   ACC Financial Statements                               12
   2.9   Absence of Certain Changes or Events                   12
   2.10  Compliance with Laws                                   12
   2.11  Permits                                                12
   2.12  Finders and Investment Bankers                         13
   2.13  Contracts                                              13
   2.14  Employee Benefit Plans                                 13
   2.15  Taxes and Returns                                      16
   2.16  Fairness Opinion                                       17
   2.17  Takeover Statutes.                                     17
   2.18  No Undisclosed Liabilities                             18
   2.19  Title to Property                                      18
   2.20  Intellectual Property                                  18
   2.21  Interested Party Transactions                          18
   2.22  Insurance                                              18

   2.23  Pooling Matters                                       19
   2.24  Expenses                                              19
   2.25  Employees and Independent Contractors                 19
   2.26  Rights Plan                                           20


ARTICLE III REPRESENTATIONS, WARRANTIES AND
               CERTAIN COVENANTS OF TCG                        20

   3.1   Organization and Good Standing                        20
   3.2   Capitalization                                        20
   3.3   Authorization; Binding Agreement                      21
   3.4   Governmental Approvals                                21
   3.5   No Violations                                         22
   3.6   Securities Filings and Litigation                     22
   3.7   TCG Financial Statements                              23
   3.8   Absence of Certain Changes or Events                  23
   3.9   No Undisclosed Liabilities                            24

ARTICLE IV  ADDITIONAL COVENANTS OF ACC                        24

   4.1   Conduct of Business of ACC and ACC Subsidiaries       24
   4.2   Notification of Certain Matters                       27
   4.3   Access and Information                                27
   4.4   Stockholder Approval                                  28
   4.5   Commercially Reasonable Efforts                       28
   4.6   Public Announcements                                  28
   4.7   Compliance                                            28
   4.8   No Solicitation                                       29
   4.9   SEC and Stockholder Filings                           31
   4.10  Tax Opinion Certification                             31
   4.11  Affiliate Agreements                                  31
   4.12  Takeover Statutes                                     32
   4.13  Pooling Accounting Treatment                          32

ARTICLE V  ADDITIONAL COVENANTS OF TCG 32

   5.1   Access and Information                                32
   5.2   Employee Matters                                      32
   5.3   Commercially Reasonable Efforts                       33
   5.4   Public Announcements                                  34
   5.5   Compliance                                            34
   5.6   SEC and Stockholder Filings                           34
   5.7   Indemnification                                       34
   5.8   Affiliate Agreements                                  35

   5.9   Negative Covenants                                    35
   5.10  Preparation of Tax Returns                            35
   5.11  Tax Opinion Certification                             35
   5.12  Notification of Certain Matters.                      35

ARTICLE VI           CONDITIONS                                36

   6.1    Conditions to Each Party's Obligations               36
   6.1.1  Stockholder Approval                                 36
   6.1.2  No Injunction or Action                              36
   6.1.3  HSR Act                                              36
   6.1.4  Registration Statement                               36
   6.1.5  Quotation of TCG Stock                               36
   6.2    Conditions to Obligations of ACC                     36
   6.2.1  TCG Representations and Warranties                   36
   6.2.2  Performance by TCG                                   37
   6.2.3  [Intentionally Omitted]                              37
   6.2.4  Certificates and Other Deliveries                    37
   6.2.5  Tax Opinion                                          37
   6.3    Conditions to Obligations of TCG                     37
   6.3.1  ACC Representations and Warranties                   37
   6.3.2  Performance by ACC                                   37
   6.3.3  [Intentionally Omitted]                              37
   6.3.4  Governmental Approvals                               38
   6.3.5  Certificates and Other Deliveries                    38
   6.3.6  Opinion of ACC Counsel                               38
   6.3.7  Tax Opinion                                          38

ARTICLE VII  TERMINATION AND ABANDONMENT                       39
   7.1   Termination                                           39
   7.2   Effect of Termination and Abandonment                 40
   7.3   Procedure Upon Termination                            41

ARTICLE VIII  MISCELLANEOUS                                    42
   8.1   Confidentiality                                       42
   8.2   Amendment and Modification                            42
   8.3   Waiver of Compliance; Consents                        43
   8.4   Survival of Representations and Warranties            43
   8.5   Notices                                               43
   8.6   Binding Effect; Assignment                            44
   8.7   Expenses                                              44
   8.8   Governing Law                                         44
   8.9   Counterparts                                          44
   8.10  Interpretation                                        44
   8.11  Entire Agreement                                      45

   8.12   Severability                                         45
   8.13   Specific Performance                                 45
   8.14   Third Parties                                        45
   8.15   Schedules                                            46


   Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules have been omitted. Teleport Communications Group Inc. will furnish supplementally to the Securities and Exchange Commission a copy of any such omitted schedule upon request.

SCHEDULE                       DESCRIPTION
2.1                            Organization and Good Standing
2.2                            Capitalization
2.3                            Subsidiaries
2.6                            No Violations
2.7                            Litigation
2.9                            Absence of Certain Changes or Events
2.13                           Contracts
2.14(a)                        Employee Benefit Plans
2.14(g)                        Employee Benefit Plans
2.14(h)                        Employee Benefit Plans
2.14(i)                        Employee Benefit Plans
2.14(k)                        Employee Benefit Plans
2.15                           Taxes and Returns
2.18                           No Undisclosed Liabilities
2.19                           Title to Property
2.21                           Interested Party Transactions
2.22                           Insurance
2.25(a)                        Employees and Independent Contractors
2.25(b)                        Employees and Independent Contractors
2.25(c)                        Employees and Independent Contractors
3.2                            Capitalization
3.5                            No Violations
3.8                            Absence of Certain Changes or Events
3.9                            No Undisclosed Liabilities
4.1                            Conduct of Business of ACC and ACC Subsidiaries
4.11                           Affiliate Agreements
5.8                            Affiliate Agreements
6.3.5                          Required Consents

                           GLOSSARY OF DEFINED TERMS


                                                         PAGE WHERE TERM DEFINED

ACC                                                                   1
ACC Acquisition Agreement                                             29
ACC Class A Common Stock                                              2
ACC Class B Common Stock                                              8
ACC Financial Statements                                              14
ACC Material Adverse Effect                                           10
ACC Material Contract                                                 15
ACC Options                                                           5
ACC Permits                                                           15
ACC Preferred Stock                                                   8
ACC Proposals                                                         7
ACC Rights Agreement                                                  22
ACC Securities Filings                                                8
ACC SIRs                                                              4
ACC Stockholders Meeting                                              32
ACC Subsidiary                                                        10
ACC Superior Proposal                                                 30
ACC Takeover Proposal                                                 29
ACC Tax Opinion Certificate                                           31
Acquisition Subsidiary                                                1
Affiliates                                                            18
Agreement                                                             1
Certificate of Merger                                                 1
Certificates                                                          3
Closing                                                               2
Closing Date                                                          2
Code                                                                  8
Compensation Arrangement                                              14
Consent                                                               12
Control Share Acquisition                                             33
Delaware Code                                                         1
Effective Time                                                        2
Employee Plan                                                         12
Enforceability Exceptions                                             12
ERISA                                                                 15
ERISA Affiliate                                                       14
Event                                                                 14
Exchange Agent                                                        4
Exchange Ratio                                                        2

Fair Price                                                            33
Final Order                                                           40
Financial Advisor                                                     14
Governmental Authority                                                12
Group                                                                 42
HSR Act                                                               12
Intellectual Property Rights                                          20
Law                                                                   13
Litigation                                                            14
Merger                                                                1
Merger Agreement                                                      50
Merger Consideration                                                  2
Merger Sub                                                            50
Multiemployer Plan                                                    16
NASD                                                                  12
Parent                                                                50
Person                                                                51
Prospectus                                                            7
Prospectus/Proxy Statement                                            6
Registration Statement                                                7
SEC                                                                   6
Securities Act                                                        6
Securities Exchange Act                                               7
Significant Subsidiary                                                8
Stop-transfer list                                                    51
Subsidiary                                                            47
Subsidiaries                                                          35
Surviving Corporation                                                 1
Surviving Corporation Common Stock                                    3
Surviving Corporation Material Adverse Effect                         41
Takeover Statute                                                      31
Tax                                                                   17
Tax Return                                                            17
TCG                                                                   1
TCG Class B Common Stock                                              23
TCG Financial Statements                                              22
TCG Material Adverse Effect                                           18
TCG Preferred Stock                                                   2
TCG Securities Filings                                                21
TCG Stock                                                             2
TCG Subsidiary                                                        18
Termination Fee                                                       47
Withdrawal Liability                                                  15
1996 Company Balance Sheet                                            18

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger (the "Agreement") is made and entered into as of November 26, 1997, by and among TELEPORT COMMUNICATIONS GROUP INC., a Delaware corporation ("TCG"), TCG MERGER CO., INC., a Delaware corporation and wholly-owned subsidiary of TCG ("Acquisition Subsidiary"), and ACC CORP., a Delaware corporation ("ACC").


                                    RECITALS

   A. The respective Boards of Directors of ACC, Acquisition Subsidiary and TCG have approved the merger (the "Merger") of Acquisition Subsidiary with and into ACC in accordance with the laws of the State of Delaware and the provisions of this Agreement.

   B. ACC, Acquisition Subsidiary and TCG desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:


ARTICLE I TERMS OF THE MERGER

   1.1   The Merger.  Upon the terms and subject to the conditions of this
         ----------
Agreement, the Merger shall be consummated in accordance with the Delaware General Corporation Law (the "Delaware Code"). At the Effective Time (as defined in Section 1.2, below), upon the terms and subject to the conditions of this Agreement, Acquisition Subsidiary shall be merged with and into ACC in accordance with the Delaware Code and the separate existence of Acquisition Subsidiary shall thereupon cease, and ACC, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Delaware as a subsidiary of TCG. The parties shall prepare and execute a certificate of merger (the "Certificate of Merger") in order to comply in all respects with the requirements of the Delaware Code and with the provisions of this Agreement.

   1.2   Effective Time.  The Merger shall become effective at the time of the
         --------------
filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the applicable provisions of the Delaware Code or at such later time as may be specified in the Certificate of Merger. The Certificate of Merger shall be filed as soon as practicable (but in any event within five (5) business days) after all of the conditions (other than those to be satisfied at the Effective Time (as hereinafter defined)) set forth in this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same. TCG and ACC shall mutually determine the time of such filing and the place where the closing of the Merger (the "Closing") shall occur. The time when the Merger shall become effective is herein referred to as the "Effective Time" and the date on which the Effective Time occurs is herein referred to as the "Closing Date."

   1.3   Merger Consideration.
         --------------------

     (a) Subject to the provisions of this Agreement, each of the issued and outstanding shares of Class A Common Stock, par value $.015 per share, of ACC (the "ACC Class A Common Stock") as of the Effective Time shall be converted into the right to receive (subject to any applicable backup or other withholding requirements), and there shall be issued by virtue of the Merger and without any action on the part of the holder thereof or any other person, except as hereinafter provided, in exchange for each of the shares of ACC Class A Common Stock, that number of shares of Class A Common Stock, par value $.01 per share, of TCG (the "TCG Stock") equal to the product of one (1), multiplied by the Exchange Ratio. For purposes hereof, the "Exchange Ratio" shall mean:

           (i) if the average of the last reported sales prices per share of the TCG Common Stock as reported on the Nasdaq National Market ("Nasdaq")for the ten consecutive trading days immediately preceding the trading day immediately prior to the Closing Date (the "Average Price") is less than $45.00, 1.11111;

          (ii) if the Average Price is equal to or greater than $45.00, but not in excess of $55.00, a fraction, the numerator of which shall be $50.00 and the denominator of which shall be the Average Price; or

         (iii) if the Average Price is greater than $55.00, 0.90909;

subject to payment of cash in lieu of any fractional share as hereinafter provided (the "Merger Consideration"). The Exchange Ratio shall be subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of this Agreement applicable to shares of the TCG Stock or the ACC Class A Common Stock.

     (b) No fractional shares of TCG Stock shall be issued pursuant to the Merger nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights of a stockholder of TCG. In lieu thereof, any person who would otherwise be entitled to a fractional share of TCG Stock pursuant to the provisions hereof shall receive an amount in cash equal to the value of such fractional share. The value of such fractional share shall be the product of such fraction multiplied by the last sales price of TCG Stock as reported on the Nasdaq on the business day immediately prior to the Closing Date, subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of this Agreement applicable to shares of the TCG Stock.

     (c) Each share of ACC Class A Common Stock held in the treasury of ACC or by a wholly owned subsidiary of ACC shall be canceled as of the Effective Time and no Merger Consideration shall be payable with respect thereto.

     (d) Subject to the provisions of this Agreement, at the Effective Time, the shares of Acquisition Subsidiary common stock outstanding immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one share of the common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"), which one share of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by TCG.

   1.4   Stockholders' Rights upon Merger.  Upon consummation of the Merger, the
         --------------------------------
certificates which theretofore represented shares of ACC Class A Common Stock (the "Certificates") shall cease to represent any rights with respect thereto, and, subject to applicable law and this Agreement, shall only represent the right to receive the Merger Consideration, including the amount of cash, if any, payable in lieu of fractional shares of TCG Stock into which the shares of ACC Class A Common Stock have been converted pursuant to this Agreement.

   1.5   Surrender and Exchange of Shares.
         --------------------------------

     (a) Prior to the Closing Date, TCG shall appoint an agent reasonably acceptable to ACC to act as exchange agent (the "Exchange Agent") for the Merger. Promptly after the Effective Time, TCG shall make available, or cause to be made available, to the Exchange Agent such certificates evidencing such number of shares of TCG Stock and such amount of cash, as and when necessary, in order to enable the Exchange Agent to effect the exchange of certificates and make the cash payments in respect of fractional shares contemplated by Section 1.5(c) below.

     (b) On the Closing Date, TCG shall instruct the Exchange Agent to mail to each holder of record of a Certificate within five business days of receiving from ACC a list of such holders of record, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as TCG may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Consideration consisting of TCG Stock and any cash payable pursuant to Section 1.3(b) above.

     (c) After the Effective Time, each holder of a share of ACC Class A Common Stock shall surrender and deliver the Certificates to the Exchange Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, the holder shall receive a certificate representing the number of whole shares of TCG Stock into which such holder's shares of ACC Class A Common Stock have been converted pursuant to this Agreement, subject to payment of cash in lieu of any fractional share. Until so surrendered and exchanged, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence the right to receive that number of whole shares of TCG Stock into which the shares of ACC Class A Common Stock have been converted pursuant to this Agreement, subject to payment of cash in lieu of any fractional share; provided, however, that no dividends or other distributions, if any, in respect of the shares of TCG Stock, declared after the Effective Time and payable to holders of record after the Effective Time, shall be paid to the holders of any unsurrendered Certificates until such Certificates and transmittal letters are surrendered and delivered as provided herein. Subject to applicable Law, after the surrender and exchange of Certificates, the record holders thereof will be entitled to receive any such dividends or other distributions without interest thereon, which theretofore have become payable with respect to the number of shares of TCG Stock for which such Certificates were exchangeable. Holders of any unsurrendered Certificates shall not be entitled to any rights as a holder of TCG Stock, including, without limitation, the right to vote TCG Stock, until such Certificates are exchanged pursuant to this Agreement.

     (d) At the Effective Time, the stock transfer books of ACC shall be closed and no transfer of shares of ACC Class A Common Stock shall be made thereafter, other than transfers of shares of ACC Class A Common Stock that have occurred prior to the Effective Time. In the event that, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for shares of TCG Stock or cash as provided in Section 1.3.

     (e) Neither ACC nor TCG nor the Exchange Agent shall be liable to any holder of shares of ACC Class A Common Stock for any such shares of TCG Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

   1.6   Options and Stock Incentive Rights.  At the Effective Time, TCG shall
         ----------------------------------
cause each holder of a then-outstanding and unexercised option (the "ACC Options") or stock incentive right (the "ACC SIRs") exercisable for shares of ACC Class A Common Stock to receive, by virtue of the Merger and without any action on the part of the holder thereof, options or stock incentive rights, respectively, exercisable for shares of TCG Stock having the same terms and conditions as the ACC Options and ACC SIRs (including such terms and conditions as may be incorporated by reference into the agreements evidencing ACC Options and ACC SIRs pursuant to the plans or arrangements pursuant to which such ACC Options and ACC SIRs were granted), except that the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by the Exchange Ratio. TCG shall take all corporate action necessary to reserve for issuance a sufficient number of shares of TCG Stock for delivery upon the exercise of ACC Options and ACC SIRs after the Effective Time. Immediately after the Effective Time, TCG shall file or cause to be filed all registration statements on Form S-8 or other appropriate form as may be necessary in connection with the purchase and sale of TCG Stock contemplated by such ACC Options and ACC SIRs subsequent to the Effective Time.

   1.7   Certificate of Incorporation. At and after the Effective Time, the
         ----------------------------
Certificate of Incorporation of the Surviving Corporation shall be amended to be identical to the Certificate of Incorporation of Acquisition Subsidiary in effect at the Effective Time (subject to any subsequent amendment thereof, including, without limitation, any amendment thereof required in order to comply with Section 5.7).

   1.8   Bylaws. Subject to Section 5.7 below, at and after the Effective Time,
         ------
the Bylaws of Acquisition Subsidiary in effect at the Effective Time shall be the Bylaws of the Surviving Corporation (subject to any subsequent amendment thereof, including, without limitation, any amendment thereof required in order to comply with Section 5.7).

   1.9   Other Effects of Merger. The Merger shall have all further effects as
         -----------------------
specified in the applicable provisions of the Delaware Code.

   1.10   Registration Statement; Prospectus/Proxy Statement.
          --------------------------------------------------

     (a) For the purposes of (i) registering the issuance of TCG Stock to holders of the shares of ACC Class A Common Stock in connection with the Merger with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and complying with applicable state securities Laws and (ii) holding the meeting of ACC stockholders to approve the Merger (the "ACC Proposals"), TCG and ACC will cooperate in the preparation of a registration statement on Form S-4 (such registration statement, together with any and all amendments and supplements thereto, being herein referred to as the "Registration Statement"), including a prospectus/proxy statement satisfying all requirements of applicable state securities Laws, the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Securities Exchange Act"). Such prospectus/proxy statement in the form mailed by ACC and, if required, TCG to their respective stockholders, together with any and all amendments or supplements thereto, is herein referred to as the "Prospectus/Proxy Statement."

     (b) ACC will furnish TCG with such information concerning ACC and its subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to ACC and its subsidiaries, to comply with applicable Law. None of the information relating to ACC and its subsidiaries supplied by ACC for inclusion in the Prospectus/Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. ACC agrees promptly to advise TCG if, at any time prior to the respective meetings of the stockholders of ACC or TCG referenced herein, any information provided by it in the Prospectus/Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide TCG with the information needed to correct such inaccuracy or omission. ACC will furnish TCG with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to ACC and its subsidiaries, to comply with applicable Law after the mailing thereof to the stockholders of ACC or TCG.

     (c) ACC and TCG agree to cooperate in making any preliminary filings of the Prospectus/Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Securities Exchange Act, and shall cooperate in responding to any comments with respect thereto received from the SEC.

     (d) TCG will file the Registration Statement with the SEC and appropriate materials with applicable state securities agencies as promptly as practicable and will use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act and all such state filed materials to comply with applicable state securities Laws. ACC authorizes TCG to utilize in the Registration Statement and in all such state filed materials, the information concerning ACC and its subsidiaries provided to TCG in connection with, or contained in, the Prospectus/Proxy Statement. TCG promptly will advise ACC when the Registration Statement has become effective and of any supplements or amendments thereto, and TCG will furnish ACC with copies of all such documents. Except for the Prospectus/Proxy Statement or the preliminary prospectus/proxy statement, neither TCG nor ACC shall distribute any written material that might constitute a "prospectus" relating to the Merger or the ACC Proposals within the meaning of the Securities Act or any applicable state securities Law without the prior written consent of the other party.

     (e) ACC shall mail the Prospectus/Proxy Statement to its stockholders as promptly as practicable after the date the Registration Statement is declared effective under the Securities Act.

   1.11   Tax-Free Reorganization.  The parties intend that the Merger qualify
          -----------------------
(a) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code") and (b) for accounting treatment as a pooling of interests. None of the parties will knowingly take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of the parties shall report the Merger for income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (and any comparable state or local tax statute).

   1.12   Additional Actions.  If, at any time after the Effective Time, the
          ------------------
Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition Subsidiary or ACC or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition Subsidiary or ACC, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition Subsidiary or ACC, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.


ARTICLE II  REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS
     OF ACC

   ACC represents, warrants and/or covenants to and with TCG as follows:

   2.1   Organization and Good Standing.  ACC and each of the ACC Subsidiaries
         ------------------------------
is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. ACC and each of the ACC Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not materially adversely affect the business, assets (including, but not limited to, intangible assets), financial condition, liabilities or the results of operations of ACC and its subsidiaries taken as a whole ("ACC Material Adverse Effect"). Schedule
                                                                       --------
2.1 attached hereto contains a complete and accurate list of the jurisdictions
---
of incorporation or organization and qualification or license of ACC and the ACC Subsidiaries. ACC has heretofore made available to TCG accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of ACC. For purposes of this Agreement, the term "ACC Subsidiary" shall mean any "significant subsidiary" (as such term is defined in Rule 1-02 of Regulation S-X of the SEC) of ACC.

   2.2   Capitalization.  As of the date hereof, the authorized capital stock of
         --------------
ACC consists of (a) 1,990,000 shares of Preferred Stock, $1.00 par value per share ("ACC Preferred Stock"), (b) 50,000,000 shares of ACC Class A Common Stock and (c) 25,000,000 shares of Class B Common Stock, $.015 par value per share ("ACC Class B Common Stock"). As of November 1, 1997, no shares of ACC Preferred Stock or ACC Class B Common Stock were issued and outstanding, and 16,984,657 shares of ACC Class A Common Stock were issued and outstanding. No other capital stock of ACC is authorized or issued. All issued and outstanding shares of the ACC Class A Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable securities Laws. Except as set forth in the ACC Securities Filings (as hereinafter defined) or on Schedule 2.2
                                                                   ------------
attached hereto or as otherwise contemplated by this Agreement, as of the date hereof, there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of ACC, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. Except as disclosed in the ACC Securities Filings, there are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of ACC and the ACC Subsidiaries or the ownership thereof other than those, if any, described on Schedule 2.2 attached
                                                         ------------
hereto, those imposed by this Agreement, or those imposed by the Federal Communications Act of 1934, as amended, and the rules, regulations and policies of the Federal Communications Commission or any successor entity thereunder, the Securities Act, the Securities Exchange Act, applicable state securities Laws or applicable corporate Law.

   2.3   Subsidiaries.  Schedule 2.3 attached hereto sets forth the name and
         ------------   ------------
jurisdiction of incorporation or organization of each ACC Subsidiary, each of which is wholly-owned by ACC. All of the capital stock and other interests of the ACC Subsidiaries are owned by it or an ACC Subsidiary as indicated on
Schedule 2.3, free and clear of any claim, lien, encumbrance, security interest
------------
or agreement with respect thereto except as set forth on Schedule 2.3.  All of
                                                         ------------
the outstanding shares of capital stock in each of the ACC Subsidiaries directly or indirectly held by ACC are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. Except as set forth on Schedule 2.3 attached hereto, there are
                                        ------------
no irrevocable proxies or similar obligations with respect to such capital stock of the ACC Subsidiaries held by ACC and no equity securities or other interests of any of the ACC Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any ACC Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any ACC Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

   2.4   Authorization; Binding Agreement.  ACC has all requisite corporate
         --------------------------------
power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by ACC's Board of Directors and no other corporate proceedings on the part of ACC or any ACC Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement by the stockholders of ACC in accordance with the Delaware Code and the Certificate of Incorporation and

Bylaws of ACC). This Agreement has been duly and validly executed and delivered by ACC and, assuming due and valid execution and delivery by the other parties hereto, constitutes the legal, valid and binding agreement of ACC, enforceable against ACC in accordance with its terms, except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("Enforceability Exceptions"). The affirmative vote of the holders of a majority of the outstanding shares of ACC Class A Common Stock is the only vote of the holders of any class or series of ACC's capital stock necessary to approve and adopt the ACC Proposals.

   2.5   Governmental Approvals.  No consent, approval, waiver or authorization
         ----------------------
of, notice to or declaration or filing with ("Consent") any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization ("Governmental Authority") on the part of ACC or any of the ACC Subsidiaries is required in connection with the execution or delivery by ACC of this Agreement or the consummation by ACC of the transactions contemplated hereby other than (i) the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the Delaware Code, (ii) filings with the SEC, state securities laws administrators and the National Association of Securities Dealers, Inc. ("NASD"), (iii) Consents from the Federal Communications Commission, state public service or utility commissions (or comparable state Governmental Authorities) or foreign telephone administrations, (iv) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and (v) those Consents that if they were not obtained or made, do not or would not have an ACC Material Adverse Effect or materially and adversely affect the ability of ACC to perform its obligations set forth herein or to consummate the transactions contemplated hereby.

   2.6   No Violations.  The execution and delivery of this Agreement, the
         -------------
consummation of the transactions contemplated hereby and compliance by ACC with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate and/or Articles of Incorporation or Bylaws or other governing instruments of ACC or any of the ACC Subsidiaries, (ii) except as set forth on Schedule 2.6 attached hereto, require any consent under
                       ------------
or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any ACC Material Contract (as hereinafter defined), (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of ACC or any ACC Subsidiary, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5, above, contravene any applicable provision of any constitution, treaty, statute, law, code, rule, regulation, ordinance, policy or order of any Governmental Authority or other matters having the force of law including, but not limited to, any orders, decisions, injunctions, judgments, awards and decrees of or agreements with any court or other Governmental Authority ("Law") currently in effect to which ACC or any ACC Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii), (iii) and (iv), above, for any deviations from the foregoing which do not or would not have an ACC Material Adverse Effect.

   2.7   Securities Filings and Litigation.  ACC has made available to TCG true
         ---------------------------------
and complete copies of (i) its Annual Reports on Form 10-K, as amended, for the years ended December 31, 1994, 1995 and 1996, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of stockholders (whether annual or special) of ACC since January 1, 1994, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by ACC with the SEC since January 1, 1994. The reports and statements set forth in clauses (i) through (iii), above, and those subsequently provided or required to be provided pursuant to this Section, are referred to collectively herein as the "ACC Securities Filings." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the ACC Securities Filings (including all schedules thereto and disclosure documents incorporated by reference therein), contained or, as to ACC Securities Filings subsequent to the date hereof, will contain any untrue statement of a material fact or omitted or, as to ACC Securities Filings subsequent to the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the ACC Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to ACC Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable. Except as set forth on Schedule 2.7, there is no action, cause of action, claim,
                       ------------
demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator or other Governmental Authority ("Litigation") pending or, to the knowledge of ACC, threatened against ACC or any of its subsidiaries, any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any ACC Employee Plan (as hereinafter defined) or otherwise relating to ACC or any of its subsidiaries or the securities of any of them, or any properties or rights of ACC or any of its subsidiaries or any ACC Employee Plan which is required to be described in any ACC Securities Filing that is not so described. Except as set forth on Schedule 2.7, no event has occurred as a consequence of which ACC would
         ------------
be required to file a Current Report on Form 8-K pursuant to the requirements of the Securities Exchange Act as to which such a report has not been timely filed with the SEC. Any reports, statements and registration statements and amendments thereof (including, without limitation, Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by ACC with the SEC after the date hereof shall be provided to TCG on the date of such filing.

   2.8   ACC Financial Statements.  The audited consolidated financial
         ------------------------
statements and unaudited interim financial statements of ACC included in the ACC Securities Filings (the "ACC Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the consolidated financial position of ACC and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act.

   2.9   Absence of Certain Changes or Events.  Except as set forth in the ACC
         ------------------------------------
Securities Filings filed with the SEC prior to the date hereof or in Schedule
                                                                     --------
2.9 attached hereto, since December 31, 1996, ACC has conducted its business in
---
the ordinary course, and there has not been: (i) any event, occurrence, fact, condition, change, development or effect ("Event") that has had or could reasonably be expected to have an ACC Material Adverse Effect; (ii) any material change by ACC in its accounting methods, principles or practices, except as required by any change in generally accepted accounting principles; or (iii) any action or event that would have required the consent of TCG pursuant to any of the provisions of Section 4.1 had such action or event occurred after the date of this Agreement.

   2.10   Compliance with Laws.  The business of ACC and each of its
          --------------------
subsidiaries has been operated in compliance with all Laws and all tariffs, except for any instances of non-compliance which do not and will not have an ACC Material Adverse Effect. Without limiting the generality of the foregoing, neither ACC nor any of its subsidiaries has engaged in carrying transit or indirect traffic in violation of applicable Laws, tariffs, rules and regulations in any jurisdiction, foreign or domestic, which violation could reasonably be expected to have an ACC Material Adverse Effect.

   2.11   Permits.  (i) ACC and its subsidiaries have all permits, certificates,
          -------
licenses, approvals, tariffs and other authorizations required in connection with the operation of their respective businesses (collectively, "ACC Permits"),
(ii) neither ACC nor any of its subsidiaries is in violation of any ACC Permit, and (iii) no proceedings are pending or, to the knowledge of ACC, threatened, to revoke or limit any ACC Permit, except, in each case, those the absence or violation of which do not and could not reasonably be expected to have an ACC Material Adverse Effect.

   2.12   Finders and Investment Bankers.  Neither ACC nor any of its officers
          ------------------------------
or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, other than pursuant to the agreement with Morgan Stanley & Co., Incorporated (the "Financial Advisor"), an accurate and complete copy of which agreement has been provided to TCG.

   2.13   Contracts.  Except as set forth in Schedule 2.13 attached hereto,
          ---------                          -------------
neither ACC nor any of its subsidiaries is a party or is subject to any material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal that is required to be described in or filed as an exhibit to any ACC Securities Filing ("ACC Material Contract") that is not so described in or filed as required by the Securities Act or the Securities Exchange Act, as the case may be. For purposes of this Section 2.13 and Section 3.13 below, a note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal shall be considered material if it is required to be described in or filed as an exhibit to any document filed under the Securities Act or the Securities Exchange Act, as the case may be. ACC has made available to TCG true and accurate copies of the ACC Material Contracts. All such ACC Material Contracts are valid and binding and are in full force and effect and enforceable against ACC or such subsidiary in accordance with their respective terms, subject to the Enforceability Exceptions. Except as set forth in Schedule 2.6 attached hereto,
                                                  ------------
(i) no Consent of any person is needed in order that each such ACC Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement, except for Consents the absence of which would not have an ACC Material Adverse Effect, and
(ii) neither ACC nor any of its subsidiaries is in violation or breach of or default under any such ACC Material Contract; nor to ACC's knowledge is any other party to any such ACC Material Contract in violation or breach of or default under any such ACC Material Contract, in each case where such violation or breach would have an ACC Material Adverse Effect.

   2.14   Employee Benefit Plans.
          ----------------------

     (a) All of ACC's Employee Plans and Compensation Arrangements are listed and described in Schedule 2.14(a), and complete and accurate copies of
                 ----------------
(including any amendments to) any such written Employee Plans and Compensation Arrangements (including related insurance policies and trusts) have been furnished to TCG, along with copies of any employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Any unwritten Employee Plans or Compensation Arrangements also are listed in

Schedule 2.14(a), and complete descriptions have been furnished to TCG.  Except
----------------
as disclosed in Schedule 2.14(a), neither ACC nor any ERISA Affiliate is a party
                ----------------
to and does not have in effect or to become effective after the date of this Agreement any plan, arrangement or other scheme which will become an Employee Plan or Compensation Arrangement (including, but not limited to, any bonus, cash or deferred compensation, severance, medical, pension, profit sharing or thrift, stock option, employee stock ownership, life or group insurance, death benefit, vacation, sick leave, disability or trust agreement or arrangement), or any amendment to an Employee Plan or Compensation Arrangement.

     (b) ACC has furnished to TCG (i) the Forms 5500 filed for each of the Employee Plans (including all attachments and schedules), (ii) the actuarial reports, summaries of material modifications, summary annual reports, and any governmental filings, relating to the Employee Plans for the last three plan years, and (iii) the current summary plan description of each Employee Plan.

     (c) Each Employee Plan and Compensation Arrangement has been administered in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable Federal or state Laws.

     (d) Neither ACC nor any ERISA Affiliate is contributing to, is required to contribute to, or has contributed within the last six (6) years to, any Multiemployer Plan, and neither ACC nor any ERISA Affiliate has incurred within the last six (6) years, or reasonably expects to incur, any "withdrawal
liability," as defined under Section 4201 et seq. of ERISA.   Neither ACC nor
                                          -- ---
any ERISA Affiliate (i) is sponsoring, administering or contributing to, (ii) is required to contribute to, or (iii) has sponsored, administered or contributed within the last six (6) years to, any Employee Plan subject to Title IV of ERISA.

     (e) Each Employee Plan intended to be tax-qualified under Code Section 401(a) satisfies, and at all times has satisfied, all minimum coverage and minimum participation requirements, if any, imposed on such Employee Plan by the applicable terms of the Code and ERISA.

     (f) ACC is not aware of the existence of any governmental inspection, investigation, audit or examination of any Employee Plan or Compensation Arrangement or of any facts which would lead it to believe that any such governmental inspection, investigation, audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or, to the knowledge of ACC, threatened against any of such plan or arrangement, and ACC possesses no knowledge of any facts which could give rise to any such action, suit or claim.

     (g) Except as described in Schedule 2.14(g), neither ACC nor any ERISA
                                ----------------
Affiliate sponsors, maintains or contributes to any Employee Plan or Compensation Arrangement that provides medical or death benefit coverage to former employees of ACC or any of its subsidiaries, except to the extent required by Section 4980B of the Code. Schedule 2.14(g) lists each former
                                        ----------------
employee of ACC or its subsidiaries eligible for a benefit, if any, described in the preceding sentence.

     (h) Except as described in Schedule 2.14(h), with respect to each Employee
                                ----------------
Plan and, to the extent applicable, each Compensation Arrangement: (i) each Employee Plan that is intended to be tax-qualified under Code Section 401(a), and each amendment to such a plan is the subject of a favorable determination letter, and no amendment that is not the subject of a favorable determination letter would affect the validity of an Employee Plan's letter; (ii) no condition or event exists or is expected to occur that could subject, directly or indirectly, ACC or any ERISA Affiliate to any liability, contingent or otherwise, or to the imposition of any lien on the assets of ACC or any ERISA Affiliate under the Code or ERISA, whether to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or any other person which could reasonably be expected to have an ACC Material Adverse Effect; (iii) no prohibited transaction, within the definition of section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred which would subject ACC or any ERISA Affiliate to any liability which could reasonably be expected to have an ACC Material Adverse Effect; and (iv) all contributions, premiums or payments accrued, in whole or in part, under each Employee Plan or Compensation Arrangement or with respect thereto as of the Closing will be paid by ACC, on or prior to Closing or, if later, within the time period permitted by ERISA and the Code which could reasonably be expected to have an ACC Material Adverse Effect.

     (i) Schedule 2.14(i) contains a complete and accurate list of all qualified
         ----------------
beneficiaries, as defined under Section 4980B(g)(1) of the Code, under any Employee Plan as of the date of this Agreement (including qualified beneficiaries who are in the election period for continuation coverage but who have not yet elected continuation coverage), the date of the applicable qualifying event and the nature of the qualifying event relating to the duration of such coverage. Neither ACC nor any ERISA Affiliate has failed to provide continuation coverage as required by Section 4980B(f) of the Code. ACC shall provide to TCG at Closing an updated list of the qualified beneficiaries, as described above, as of the Effective Time.

     (j) For purposes of this Agreement, the following terms shall have the meaning indicated: (i) "Employee Plan" shall mean any retirement or welfare plan or arrangement or any other employee benefit plan as defined in Section 3(3) of ERISA to which ACC or any ERISA Affiliate contribute or to which ACC or any ERISA Affiliate sponsor, maintain or otherwise are bound; (ii)
"Compensation Arrangement" shall mean any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees, former employees, officers, directors and shareholders of ACC or any ERISA Affiliate any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan; (iii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor thereto and any regulations promulgated thereunder; (iv) "Multiemployer Plan" means a plan, as defined in ERISA Section 3(37), to which ACC or any ERISA Affiliate has contributed, is contributing or is required to contribute; and (v) "ERISA Affiliate" shall mean any trade or business related to ACC under the terms of Sections 414(b), (c), (m) or (o) of the Code.

     (k) Except as disclosed on Schedule 2.14(k), neither the execution and
                                ----------------
delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or in conjunction with another event, including but not limited, a termination of any individual's employment, will (i) result in any material payment

(including, without limitation, severance, or unemployment compensation) becoming due to any director or employee of ACC or its subsidiaries; (ii) result in the acceleration of vesting under any Employee Plan or Compensation Arrangement; or (iii) materially increase any benefits otherwise payable under any Employee Plan; and any such payment or increase in benefits is fully deductible under the Code, including but not limited to Code Sections 162, 280G and 404.

   2.15   Taxes and Returns.
          -----------------

     (a) Except as disclosed in Schedule 2.15 attached hereto, ACC and each of
                                -------------
its subsidiaries has timely filed, or caused to be timely filed all income Tax Returns and all material other Tax Returns required to be filed by it, and all such Tax Returns were correct and complete in all material respects. ACC and each of its subsidiaries has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the ACC Financial Statements have been established or which are being contested in good faith. Except as set forth in Schedule 2.15 attached hereto, there are no
                                   -------------
claims or assessments pending against ACC or any of its subsidiaries for any alleged deficiency in any Tax, and ACC has not been notified in writing of any proposed Tax claims or assessments against ACC or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the ACC Financial Statements have been established or which are being contested in good faith or are immaterial in amount). Except as set forth in Schedule 2.15
                                                           -------------
attached hereto, neither ACC nor any of its subsidiaries has any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. Except as set forth in Schedule 2.15 attached hereto, there are
                                        -------------
no outstanding requests by ACC or any of its subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any return.

     (b) No consent under Section 341(f) of the Code has ever been filed with respect to ACC or any of its subsidiaries. Neither ACC nor any of its subsidiaries will be required to include any amount in its income or exclude any amount from its deductions in any taxable period ending after the Closing Date by reason of a change in method of accounting or use of the installment method of accounting in any taxable period ending on or prior to the Closing Date.

     (c) To the best knowledge of ACC, there are no liens for Taxes on the assets of ACC or any of its subsidiaries, except for statutory liens for current Taxes not yet due and payable.

     (d) For purposes of this Agreement, the term "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Authority. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

   2.16   Fairness Opinion.  ACC's Board of Directors has received from the
          ----------------
Financial Advisor, a written opinion addressed to it for inclusion in the Prospectus/Proxy Statement to the effect that the Exchange Ratio is fair to the holders of the shares of ACC Class A Common Stock from a financial point of view.

   2.17   Takeover Statutes.  The Board of Directors of ACC has duly and validly
          -----------------
approved and taken all corporate action required to be taken by the Board of Directors for the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including, without limitation, all actions necessary to render the provisions of any applicable Takeover Statute (including, without limitation, Section 203 of the Delaware
Code) inapplicable to this Agreement, the Merger and the transactions contemplated hereby and thereby. The Board of Directors of ACC has determined that it is advisable and in the best interest of ACC's stockholders for ACC to enter into a business combination with TCG upon the terms and subject to the conditions of this Agreement and has resolved to recommend that ACC's stockholders approve and adopt the ACC Proposals.

   2.18   No Undisclosed Liabilities.  Except as set forth on Schedule 2.18,
          --------------------------                          -------------
neither ACC nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in ACC's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1996 included in ACC's 1996 Annual Report on Form 10-K (the "1996 Company Balance Sheet"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1996 Company Balance Sheet, (c) incurred since December 31, 1996 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, (e) as set forth in the ACC Securities Filings filed with the SEC prior to the date hereof or (f) which do not constitute an ACC Material Adverse Effect.

   2.19   Title to Property.  Except as set forth on Schedule 2.19, ACC and each
          -----------------                          -------------
of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, which do not constitute an ACC Material Adverse Effect.

   2.20   Intellectual Property.  ACC, directly or indirectly, owns, or is
          ---------------------
licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how and tangible or intangible proprietary information or material that are to the business of ACC and its subsidiaries as currently conducted by ACC or its subsidiaries (the "Intellectual Property Rights"), except where the failure to own, license or possess such rights do not constitute an ACC Material Adverse Effect.

   2.21   Interested Party Transactions.  Except as set forth on Schedule 2.21,
          -----------------------------                          -------------
since the date of ACC's proxy statement dated January 1, 1997, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

   2.22   Insurance.  ACC maintains the fire and casualty, general liability,
          ---------
business interruption, product liability, professional liability and sprinkler and water damage insurance policies set forth on Schedule 2.22.
                                                 -------------

   2.23   Pooling Matters.  Neither ACC nor any of its affiliates has taken or
          ---------------
agreed to take any action that, to its knowledge, could reasonably be expected to adversely affect the ability of TCG to treat the Merger as a pooling of interests.

   2.24   Expenses.  ACC has provided to TCG a good faith estimate and
          --------
description of the expenses of ACC and its subsidiaries which ACC expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement.

   2.25   Employees and Independent Contractors.
          -------------------------------------

     (a) ACC and its subsidiaries have complied with all applicable laws, rules and regulations relating to the employment of labor, including, without limitation, those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll-related taxes, and it has not received any notice alleging that it has failed to comply with any of the foregoing, except where such noncompliance could not reasonably be expected to have an ACC Material Adverse Effect. Except as set forth on Schedule 2.25(a), there are no controversies, disputes or proceedings
         ----------------
pending or, to the best of the ACC's knowledge and belief, threatened, between either ACC or any of its subsidiaries and any of its employees, including investigations of discrimination pending before the Equal Employment Opportunity Commission or any other governmental entities that could reasonably be expected to have an ACC Material Adverse Effect. Neither ACC nor any of its subsidiaries is party to or subject to any collective bargaining agreements. No labor union or other collective bargaining unit represents or, to the knowledge of ACC, claims to represent any of the employees of ACC or any of its subsidiaries. To the best of ACC's knowledge and belief, there is no union campaign threatened or being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any of the employees of ACC or any of its subsidiaries.

     (b)  Except as described in Schedule 2.25(b), (i) no regulatory authority
                                 ----------------
has asserted any claim against ACC or any of its subsidiaries challenging the characterization as an independent contractor that could reasonably be expected to have an ACC Material

Adverse Effect, (ii) no such assertion is pending, or to ACC's knowledge, threatened, except any such assertion which could not reasonably be expected to have an ACC Material Adverse Effect, and (iii) no liability exists or is pending or, to ACC's knowledge, threatened, which results from recharacterization of any independent contractor as an employee that could reasonably be expected to have an ACC Material Adverse Effect.

     (c) Except as set forth in Schedule 2.25(c), neither ACC nor any subsidiary
                                ----------------
of ACC has an employment agreement of any kind, oral or written, express or implied, that would require TCG to employ any employee of ACC, other than on an at will basis.

   2.26   Rights Plan.  ACC has taken all necessary action so that none of the
          -----------
execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby will (i) cause the Rights (as such term is defined in the ACC Rights Agreement) issued pursuant to the ACC Rights Agreement to become exercisable, (ii) cause any person to become an Acquiring Person (as such term is defined in the ACC Rights Agreement) or (iii) give rise to a Distribution Date (as such term is defined in the ACC Rights Agreement). For purposes hereof, the "ACC Rights Agreement" means the Rights Agreement dated as of October 3, 1997 by and between ACC and First Union National Bank as Rights Agent, as amended.


ARTICLE III  REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF TCG

   TCG represents, warrants and/or covenants to and with ACC as follows:

   3.1   Organization and Good Standing.  TCG, Acquisition Subsidiary and each
         ------------------------------
of the TCG Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. TCG and each of the TCG Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not materially adversely affect the business, assets (including, but not limited to, intangible assets), financial condition, liabilities or the results of operations of TCG and its subsidiaries taken as a whole ("TCG Material Adverse Effect"). TCG has heretofore made available to ACC accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of TCG. For purposes of this Agreement, the term "TCG Subsidiary" shall mean any "significant subsidiary" (as such term is defined in Rule 1-02 of Regulation S-X of the SEC) of TCG.

   3.2   Capitalization.  As of the date hereof, the authorized capital stock of
         --------------
TCG consists of 450,000,000 shares of TCG Stock, 300,000,000 shares of Class B Common Stock, par value $.01 per share ("TCG Class B Common Stock"), and 150,000,000 shares of Preferred Stock ("TCG Preferred Stock"). As of November 14, 1997, 61,222,030 shares of TCG Stock, 113,489,040 shares of TCG Class B Common Stock and no shares of TCG Preferred Stock were issued and outstanding and no other capital stock of TCG was authorized or issued. All issued and outstanding shares of the TCG Stock and TCG Class B Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable securities Laws. Except as set forth in the TCG Securities Filings (as hereinafter defined) or on
Schedule 3.2 attached hereto, or as otherwise contemplated by this Agreement, as
------------
of the date hereof there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of TCG, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. Except as disclosed in the TCG Securities Filings, there are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of TCG and the TCG Subsidiaries or the ownership thereof other than those, if any, described on
Schedule 3.2, those imposed by this Agreement or those imposed by the Securities
------------
Act, the Securities Exchange Act, applicable state securities Laws or applicable corporate Law.

   3.3   Authorization; Binding Agreement.  TCG and Acquisition Subsidiary have
         --------------------------------
all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the respective Boards of Directors of TCG and Acquisition Subsidiary, as appropriate, and by the sole stockholder of Acquisition Subsidiary, and no other corporate proceedings on the part of TCG, Acquisition Subsidiary or any TCG Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of TCG and Acquisition Subsidiary and, assuming due and valid execution and delivery by the other parties hereto, constitutes the legal, valid and binding agreement of TCG and Acquisition Subsidiary, enforceable against each of TCG and Acquisition Subsidiary in accordance with its terms, subject to the Enforceability Exceptions. No vote of the holders of any class of capital stock of TCG is required to approve the execution, delivery and performance of this Agreement by TCG.

   3.4   Governmental Approvals.  No Consent from or with any Governmental
         ----------------------
Authority on the part of TCG or any of the TCG Subsidiaries is required in connection with the execution or delivery by TCG of this Agreement or the consummation by TCG of the transactions contemplated hereby other than (i)the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the Delaware Code,

(ii) filings with the SEC, state securities laws administrators and the NASD,
(iii) Consents from the Federal Communications Commission, state public service or utility commissions (or comparable state Governmental Authorities) or foreign telephone administrations, (iv) filings under the HSR Act, and (v) those Consents that, if they were not obtained or made, do not or would not have a TCG Material Adverse Effect or materially and adversely affect the ability of TCG to perform its obligations set forth herein or to consummate the transactions contemplated hereby.

   3.5   No Violations.  The execution and delivery of this Agreement, the
         -------------
consummation of the transactions contemplated hereby and the compliance by TCG with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate and/or Articles of Incorporation or Bylaws or other governing instruments of TCG or any of the TCG Subsidiaries,
(ii) except as set forth on Schedule 3.5, require any consent under or result in
                            ------------
a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any TCG Material Contract (as hereinafter defined),
(iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of TCG or any TCG Subsidiary, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.4, above, contravene any Law currently in effect to which TCG or any TCG Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii), (iii) and (iv), above, for any deviations from the foregoing which do not or would not have a TCG Material Adverse Effect. For purposes hereof, "TCG Material Contract" shall mean any material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal that is required to be described in or filed as an exhibit to any TCG Securities Filing.

   3.6   Securities Filings and Litigation.  TCG has made available to ACC true
         ---------------------------------
and complete copies of (i) its Annual Reports on Form 10-K, as amended, for the year ended December 31, 1996, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of stockholders (whether annual or special) of TCG since July 2, 1996, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by TCG with the SEC since July 2, 1996. The reports and statements set forth in clauses (i) through (iii), above, and those subsequently provided or required to be provided pursuant to this Section, are referred to collectively as the "TCG Securities Filings"). As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the TCG Securities Filings (including all schedules thereto and disclosure documents incorporated by reference therein), contained or, as to TCG Securities Filings subsequent to the date hereof, will contain any untrue statement of a material fact or omitted or, as to TCG Securities Filings subsequent to the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the TCG Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to TCG Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable. There is no Litigation pending or, to the knowledge of TCG, threatened against TCG or any of its subsidiaries, any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any TCG Benefit Plan (as hereinafter defined) or otherwise relating to TCG or any of its subsidiaries or the securities of any of them, or any properties or rights of TCG or any of its subsidiaries or any TCG Benefit Plan which is required to be described in any TCG Securities Filing that is not so described. No event has occurred as a consequence of which TCG would be required to file a Current Report on Form 8-K pursuant to the requirements of the Securities Exchange Act as to which such a report has not been timely filed with the SEC. Any reports, statements and registration statements and amendments thereof (including, without limitation, Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by TCG with the SEC after the date hereof shall be provided to ACC on the date of such filing.

   3.7   TCG Financial Statements.  The audited consolidated financial
         ------------------------
statements and unaudited interim financial statements of TCG included in the TCG Securities Filings (the "TCG Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of TCG and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act.

   3.8   Absence of Certain Changes or Events.  Except as set forth in the TCG
         ------------------------------------
Securities Filings or in Schedule 3.8, since December 31, 1996, there has not
                         ------------
been: (a) any Event that has had or could reasonably be expected to have a TCG Material Adverse Effect, (b) any material change by TCG in its accounting methods, principles or practices, except as required by any change in generally accepted accounting principles, and (c) other than changes after the date hereof (which do not materially and adversely affect the ability of TCG to perform its obligations set forth herein or to consummate the transactions contemplated hereby), any amendments or changes to the Certificate of Incorporation or Bylaws of TCG.

   3.9   No Undisclosed Liabilities.  Except as forth in Schedule 3.9, neither
         --------------------------                      ------------
TCG nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in TCG's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1996 included in TCG's 1996 Annual Report on Form 10-K (the "1996 TCG Balance Sheet"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1996 TCG Balance Sheet, (c) incurred since

December 31, 1996 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, (e) which do not constitute a TCG Material Adverse Effect or (f) which do not materially and adversely affect the ability of TCG to perform its obligations set forth herein or to consummate the transactions contemplated hereby.


ARTICLE IV  ADDITIONAL COVENANTS OF ACC

   ACC covenants and agrees as follows:

   4.1   Conduct of Business of ACC and ACC Subsidiaries. Except as expressly
         -----------------------------------------------
contemplated by this Agreement or set forth on Schedule 4.1, during the period
                                               ------------
from the date of this Agreement to the Effective Time, ACC shall conduct, and it shall cause its subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, subject to the limitations contained in this Agreement, and ACC shall, and it shall cause its subsidiaries to, use its or their commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, after the date of this Agreement and prior to the Effective Time, neither ACC nor any of its subsidiaries will, without the prior written consent of TCG:

          (i) amend or propose to amend its Certificate or Articles of Incorporation or Bylaws (or comparable governing instruments) in any material respect;

          (ii) issue, grant, sell, pledge, dispose of or propose to grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of ACC or any of its subsidiaries, including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of ACC or any of its subsidiaries, or authorize for issuance or propose to issue any of the foregoing except for options, except (A) for the issuance of shares of ACC Class A Common Stock pursuant to the exercise of stock options or stock incentive rights, (B) the conversion of convertible securities outstanding on the date of this Agreement in accordance with their present terms, (C) the issuance of shares of ACC Class A Common Stock in accordance with the terms of acquisitions approved by TCG and (D) the issuance and sale of shares of ACC Class A Common Stock purchased in respect of the calendar quarter ended December 31, 1997 pursuant to the ACC Corp. Employee Stock Purchase Plan;

          (iii) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to ACC or a subsidiary of ACC, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

          (iv) other than in the ordinary course of business consistent with past practice, (a) except in connection with a $50 million increase in the principal amount of the credit facility pursuant to the Amended and Restated Credit Agreement dated as of January 14, 1997 by and among ACC and certain of its subsidiaries as Borrower, ACC as Guarantor, First Union National Bank of North Carolina as Managing Agent and Administrative Agent, and Fleet National Bank, as Managing Agent and Documentation Agent, as it may have been amended through the date hereof (the "Credit Facility Increase"), create, incur or assume any debt or obligations in respect of capital leases, except refinancings of existing obligations on terms that are no less favorable to ACC or its subsidiaries than the existing terms; (b) except in connection with the Credit Facility Increase, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person (other than to a subsidiary of ACC and customary travel, relocation or business advances to employees made in the ordinary course of business consistent with past practice), except for capital expenditures not to exceed $60 million pursuant to ACC's budget for fiscal year 1998, a copy of which has been provided to TCG by ACC prior to the date hereof; (d) acquire the stock or assets of, or merge or consolidate with, any other person other than transactions contemplated by agreements which have been executed and delivered by ACC as of the date hereof; provided that ACC will not amend, modify or waive any provision of any such agreement, or terminate any such agreement, without the prior written consent of TCG; (e) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (f) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to ACC and its subsidiaries taken as a whole, other than to secure debt permitted under sub-clause (a) of this clause (iv);

          (v) other than as required by law or pursuant to the terms of agreements in effect on the date of this Agreement and in the ordinary course of business, consistent with past practice (a) increase in any manner the compensation paid to any of its officers in excess of 5% of the compensation of such officers for the prior year, (b) increase in any manner the compensation of any employees, other than officers, other than in the ordinary course, (c) enter into, establish, amend or terminate any employment or consulting agreement for a term of more than one year or for compensation in excess of $50,000, (d) enter into, establish, amend or terminate any retention, change in control, collective bargaining, bonus, incentive compensation, stock option, stock incentive right, stock purchase, severance, deferred compensation, non-qualified retirement or welfare plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate, (e) enter into, establish, terminate or materially amend any tax-qualified retirement plan or welfare plan (not including any severance plan) except as may be required by ERISA, or (f) permit the exercise of any stock option, or the payment of any taxes relating to the exercise of such options, by any means other than cash, except to the extent the optionee currently has the unrestricted right to exercise other than for cash pursuant to any Employee Plan or Compensation Arrangement; provided, however, with respect to all of the foregoing matters in this Section 4.1(v), TCG and ACC will consult with each other regarding any request made by ACC pertaining to such matters and TCG shall not unreasonably withhold its consent as to matters requested by ACC; and

          (vi) enter into any lease or amend any lease of real property other than in the ordinary course of business consistent with past practice.

   Furthermore, ACC covenants that from and after the date of this Agreement, unless TCG shall otherwise expressly consent in writing, ACC shall, and ACC shall cause each of its subsidiaries to, use its or their reasonable efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all ACC Permits necessary for, or otherwise material to, such business.

   4.2   Notification of Certain Matters.  ACC shall give prompt notice to TCG
         -------------------------------
if any of the following occur after the date of this Agreement: (i) its receipt of any notice of, or other communication relating to, a default or Event which, with notice or lapse of time or both, would become a material default under any ACC Material Contract; (ii) its receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (iii) its receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an Event which could reasonably be expected to have an ACC Material Adverse Effect; (v) the commencement or threat of any Litigation involving or affecting ACC or any of its subsidiaries, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of ACC or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger or any material development in connection with any Litigation disclosed by ACC in or pursuant to this Agreement or the ACC Securities Filings; and (vi) the occurrence of any Event that could cause a breach by ACC of any provision of this Agreement, including such a breach that could occur if such Event had taken place on or prior to the date of this Agreement.

   4.3   Access and Information.  Between the date of this Agreement and the
         ----------------------
Effective Time, ACC and its subsidiaries will give, and shall direct their accountants and legal counsel to give, TCG, its lenders and their respective authorized representatives (including, without limitation, financial advisors, accountants and legal counsel) at all reasonable times access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records (including, but not limited to, Tax Returns) of or pertaining to ACC and its subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish TCG with (a) such financial and operating data and other information with respect to the business and properties of ACC and its subsidiaries as TCG may from time to time reasonably request, and
(b) a copy of each material report, schedule and other document filed or received by ACC or any of its subsidiaries pursuant to the requirements of applicable securities Laws or the NASD. ACC shall, upon request, furnish TCG with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement or any other statement, filing, notice or application made by or on behalf of TCG, ACC or Acquisition Subsidiary or any of their respective subsidiaries to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.

   4.4   Stockholder Approval.  As soon as practicable, ACC will take all steps
         --------------------
necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving the ACC Proposals and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. Except as otherwise contemplated by this Agreement (including, without limitation, Section 4.8 hereof), the Board of Directors of ACC (i) will recommend to the stockholders of ACC that it approves the ACC Proposals, and (ii) will use its commercially reasonable efforts to obtain any necessary approval by ACC's stockholders of the ACC Proposals, including, without limitation, voting the shares of ACC Class A Common Stock held by such Directors for such adoption and approval.

   4.5   Commercially Reasonable Efforts.  Subject to the terms and conditions
         -------------------------------
herein provided, ACC agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement including, but not limited to (i) obtaining the Consent of ACC's lenders and others to this Agreement and the transactions contemplated hereby, (ii) the defending of any Litigation against ACC or any of its subsidiaries challenging this Agreement or the consummation of the transactions contemplated hereby,
(iii) obtaining all Consents from Governmental Authorities required for the consummation of the Merger and the transactions contemplated thereby, and (iv) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, ACC agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein.

   4.6   Public Announcements.  So long as this Agreement is in effect, ACC
         --------------------
shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger, the ACC Proposals or the transactions contemplated hereby or thereby without the consent of TCG, except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case ACC, prior to making such announcement, shall consult with TCG regarding the same.

   4.7   Compliance.  In consummating the Merger and the transactions
         ----------
contemplated hereby, ACC shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

   4.8   No Solicitation.
         ---------------

     (a) ACC shall, and shall direct and use commercially reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an ACC Takeover Proposal (as hereinafter defined). ACC shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, including, without limitation, any amendment, modification or termination, or any agreement to do any of the foregoing, to the ACC Rights Plan or any redemption of the Rights, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any ACC Takeover Proposal or (ii) participate in any discussions or negotiations regarding any ACC Takeover Proposal; provided, however, that if, at any time prior to the time of the ACC Stockholders Meeting, the Board of Directors of ACC determines in good faith, upon advice from outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to ACC's stockholders under applicable law, ACC may, in response to an ACC Takeover Proposal or material modification to an ACC Takeover Proposal, which ACC Takeover Proposal or material modification was made after the date hereof and was not solicited after the date hereof, and subject to compliance with Section 4.8(c), (x) furnish information with respect to ACC to any person pursuant to a confidentiality agreement, which either was executed prior to the date hereof or is substantially similar to the Confidentiality Agreement dated as of November 13, 1997 by and between ACC and TCG and (y) participate in negotiations regarding such ACC Takeover Proposal or material modification made after the date hereof. "ACC Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of ACC and its subsidiaries or 15% or more of any class of equity securities of ACC or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of ACC or any of its subsidiaries, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving ACC or any of its subsidiaries (other than the transactions contemplated by this Agreement) or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the

Merger or which would reasonably be expected to diminish materially the benefits to TCG of the transactions contemplated by this Agreement.

     (b) Except as set forth in this Section 4.8, neither the Board of Directors of ACC nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to TCG, or take any action not explicitly permitted by this Agreement that would be inconsistent with, the approval or recommendation by such Board of Directors or such committee of the ACC Proposals, (ii) approve or recommend, or propose publicly to approve or recommend, any ACC Takeover Proposal or (iii) cause ACC to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "ACC Acquisition Agreement") related to any ACC Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the time of the ACC Stockholders Meeting, the Board of Directors of ACC determines in good faith, after receipt of advice from outside counsel, that it is necessary to do so in order to comply with applicable law, the Board of Directors of ACC may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the ACC Proposals or (y) approve or recommend an ACC Superior Proposal (as defined below) or, subject to payment of any Termination Fee (as hereinafter defined) then required pursuant to Section 7.2(b), terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause ACC to enter into any ACC Acquisition Agreement with respect to any ACC Superior Proposal), but in each of the cases set forth in this clause (y), only at a time that is after the third (3rd) day following TCG's receipt of written notice advising TCG that the Board of Directors of ACC has received an ACC Superior Proposal, specifying the material terms and conditions of such ACC Superior Proposal and identifying the person making such ACC Superior Proposal; provided, however, that if the Board of Directors of ACC determines in good faith, upon advice from outside counsel, that in order to comply with its fiduciary duties to ACC's stockholders under applicable law it cannot specify such material terms and conditions or identify the person making the ACC Superior Proposal, then such notice may omit to specify such material terms and conditions or identify the person to the extent so required. ACC hereby acknowledges and agrees that any such withdrawal or modification of the recommendation of the ACC Proposals shall not change the approval of the Board of Directors of ACC for purposes of causing Section 203 of the Delaware Code to be inapplicable to this Agreement and the transactions contemplated hereby. For purposes of this Agreement, an "ACC Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 15% of the voting power of the shares of ACC Class A Common Stock then outstanding or all or substantially all the assets of ACC and otherwise on terms which the Board of Directors of ACC determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be materially more favorable to ACC's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of ACC, is reasonably capable of being financed by such third party.

     (c) In addition to the obligations of ACC set forth in paragraphs (a) and
(b) of this Section 4.8, ACC shall immediately advise TCG orally and in writing of any request by any person for information about ACC or of any ACC Takeover Proposal, the material terms and conditions of such request or ACC Takeover Proposal and the identity of the person making such request or ACC Takeover Proposal; provided, however, that if the Board of Directors of ACC determines in good faith, upon advice from outside counsel, that in order to comply with its fiduciary duties to ACC's stockholders under applicable law it cannot specify such material terms and conditions or identify the person making the ACC Superior Proposal, then such notice may omit to specify such material terms and conditions or to identify the person to the extent so required.

     (d) Nothing contained in this Section 4.8 shall prohibit ACC from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to ACC's stockholders if, in the good faith judgment of the Board of Directors of ACC, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; provided, however, neither ACC nor its Board of Directors nor any committee thereof shall, except as permitted by Section 4.8(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the ACC Proposals or approve or recommend, or propose publicly to approve or recommend, an ACC Takeover Proposal.

   4.9   SEC and Stockholder Filings.  ACC shall send to TCG for review, before
         ---------------------------
distribution to its stockholders, the SEC or any state or foreign securities commission, copies of all material public reports and materials and, promptly upon distribution thereof, copies of all such reports and materials as so distributed.

   4.10   Tax Opinion Certification.  ACC shall execute and deliver a
          -------------------------
certificate, in a form satisfactory to the counsel of both ACC and TCG, signed by an officer of ACC setting forth factual representations and covenants that will serve as a basis for the tax opinions required pursuant to Section 6.3.7 of this Agreement.

   4.11   Affiliate Agreements.  ACC shall use commercially reasonable efforts
          --------------------
to ensure that each person who is or may be an "affiliate" of ACC within the meaning of Rule 145 promulgated under the Securities Act shall enter into an agreement in the form attached hereto as Schedule 4.11 as soon as practicable
                                         -------------
after the date hereof.

   4.12   Takeover Statutes.  If any "fair price," "moratorium," "control share
          -----------------
acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, including, without limitation,
Section 203 of the Delaware Code (each, a "Takeover Statute" and, collectively, "Takeover Statutes"), is or may become applicable to the Merger, the ACC Proposals or the transactions contemplated hereby and thereby, ACC and the members of its Board of Directors will grant such approvals, and take such actions, as are necessary so that the transactions contemplated by this Agreement and the ACC Proposals may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby or thereby.

   4.13   Pooling Accounting Treatment.  ACC agrees not to take any action that
          ----------------------------
to its knowledge could reasonably be expected to adversely affect the ability of TCG to treat the Merger as a pooling of interests, and ACC agrees to take such action as may be reasonably required to negate the impact of any past actions which to its knowledge could reasonably be expected to adversely impact the ability of TCG to treat the Merger as a pooling of interests.


ARTICLE V ADDITIONAL COVENANTS OF TCG

   5.1   Access and Information.  Between the date of this Agreement and the
         ----------------------
Effective Time, TCG and its subsidiaries will give, and shall direct their respective accountants and legal counsel to give ACC, and its authorized representatives (including, without limitation, its lenders, financial advisors, accountants and legal counsel) at all reasonable times access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records (including, but not limited to, Tax Returns) of or pertaining to TCG and its subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish ACC with (a) such financial and operating data and other information with respect to the business and properties of TCG and its subsidiaries as ACC may from time to time reasonably request, and (b) a copy of each material report, schedule and other document filed or received by TCG or any of its subsidiaries pursuant to the requirements of applicable securities Laws or the NASD.

   5.2   Employee Matters.
         ----------------

     (a) On and after the Effective Time TCG agrees that employees of ACC and its subsidiaries prior to the Effective Time who are employees of the Surviving Corporation or its subsidiaries shall be provided with and permitted to participate in all Employee Plans and Compensation Arrangements provided to similarly situated employees of TCG and/or its subsidiaries, which Employee Plans and Compensation Arrangements may, in TCG's sole discretion, include Employee Plans and Compensation Arrangements of ACC. For purposes of eligibility to participate in and vesting in benefits provided under such Employee Plans and Compensation Arrangements, and for determining benefits or accruals under such Employee Plans and Compensation Arrangements, all employees of ACC and its subsidiaries prior to the Effective Time who become employees of the Surviving Corporation or its subsidiaries, shall be credited with their years of service with ACC and its subsidiaries prior to the Effective Time to the same extent as credited by ACC under the Employee Plans and Compensation Arrangements of ACC and to the extent permitted under applicable law.

     (b) TCG acknowledges and agrees that, pursuant to the terms thereof on the date of this Agreement, the vesting of all outstanding ACC Options and warrants or arrangements to acquire capital stock of ACC as set forth on the Schedules to this Agreement and all ACC SIRs shall accelerate immediately upon the Effective Time.

   5.3   Commercially Reasonable Efforts.
         -------------------------------

     (a) Subject to the terms and conditions herein provided, TCG agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement including, but not limited to (i) obtaining all Consents from Governmental Authorities required for the consummation of the Merger and the transactions contemplated thereby, (ii) timely making all necessary filings under the HSR Act and (iii) causing the shares of TCG Stock comprising the Merger Consideration to be approved for listing on the Nasdaq as promptly as practicable. Upon the terms and subject to the conditions hereof, TCG agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein.

     (b) Notwithstanding anything to the contrary contained in this Agreement, TCG shall not be required to agree to any prohibition, limitation or other requirements that would (i) prohibit or limit the ownership or operation by TCG or any of its subsidiaries or affiliates of any material portion of the business or assets of TCG or any of such subsidiaries or affiliates, or compel TCG or any of its subsidiaries or affiliates to dispose of or hold separate any material portion of its business or assets or any of its subsidiaries or affiliates, (ii) impose limitations on TCG's ability to acquire or hold, or exercise full rights of ownership of, any shares of capital stock, including, without limitation, the right to vote any capital stock on all matters properly presented to stockholders, (iii) prohibit TCG or any of its subsidiaries or affiliates from effectively controlling in any material respect the business or operations of TCG or any of its subsidiaries or affiliates, or (iv) otherwise materially adversely affect TCG or any of its subsidiaries or affiliates. For purposes hereof, "subsidiaries" or "affiliates" TCG shall include, without limitation, ACC or any of its subsidiaries or affiliates from and after the Effective Time.

   5.4   Public Announcements.  So long as this Agreement is in effect, TCG
         --------------------
shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger, the ACC Proposals or the transactions contemplated hereby or thereby without the consent of ACC, except as may be required by the Securities Act in connection with the offer and sale of any securities by TCG or where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case TCG, prior to making such announcement, will consult with ACC regarding the same.

   5.5   Compliance.  In consummating the Merger and the transactions
         ----------
contemplated hereby, TCG shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

   5.6   SEC and Stockholder Filings.  TCG shall send to ACC a copy of all
         ---------------------------
material public reports and materials as and when it sends the same to its stockholders, the SEC or any state or foreign securities commission.

   5.7   Indemnification.  The indemnification provisions of the By-laws and the
         ---------------
Certificate of Incorporation of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who immediately prior to the Closing Date were directors, officers, agents or employees of ACC unless otherwise required by applicable Law. From and after the Effective Time, TCG and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless the directors, officers and agents of ACC as provided in ACC's Certificate of Incorporation, By-Laws or indemnification agreements, as in effect as of the date hereof, with respect to matters occurring through the Closing Date. To the extent available, TCG agrees to cause the Surviving Corporation to maintain in effect for not less than three years after the Closing Date policies of directors' and officers' liability insurance comparable to those maintained by ACC with carriers comparable to ACC's existing carriers and containing terms and conditions which are no less advantageous in any material respect to the officers, directors and employees of ACC; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

   5.8   Affiliate Agreements.  TCG shall use commercially reasonable efforts to
         --------------------
ensure that each person who is or may be an "affiliate" of TCG within the meaning of Rule 145 promulgated under the Securities Act shall enter into an agreement in the form attached hereto as Schedule 5.8 as soon as practicable
                                         ------------
after the date hereof.

   5.9   Negative Covenants.  Between the date of this Agreement and the
         ------------------
Effective Time, TCG shall not declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity securities or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its equity securities, other than any such action which would result in an adjustment to the Merger Consideration pursuant to the last sentence of Section 1.3(a) or any such action pursuant to any employment agreement, Employee Plan or Compensation Arrangement.

   5.10   Preparation of Tax Returns.  TCG shall prepare and file, or cause to
          --------------------------
be prepared and filed, in accordance with ACC's past custom and practice, all Tax Returns for ACC and its subsidiaries for all taxable periods ending on or prior to the Closing Date for which Tax Returns have not been filed prior to the Closing Date, and the Surviving Corporation shall pay all Taxes shown to be due on such Tax Returns.

   5.11   Tax Opinion Certification.  TCG shall execute and deliver a
          -------------------------
certificate, in a form satisfactory to the counsel of both ACC and TCG, signed by an officer of TCG setting forth factual representations and covenants that will serve as a basis for the tax opinions required pursuant to Section 6.2.5 of this Agreement.

   5.12   Notification of Certain Matters.  TCG shall give prompt notice to ACC
          -------------------------------
if any of the following occur after the date of this Agreement: (i) its receipt of any material notice or other communication from any Governmental Authority (including, without limitation, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement, (ii) the occurrence of an Event which could reasonably be expected to have a TCG Material Adverse Effect; and (iii) the occurrence of any Event that could cause a breach by TCG of any provision of this Agreement, including such a breach that could occur if such Event had taken place on or prior to the date of this Agreement.


ARTICLE VI  CONDITIONS

   6.1   Conditions to Each Party's Obligations.  The respective obligations of
         --------------------------------------
each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

     6.1.1  Stockholder Approval.  The ACC Proposals shall have been approved at
            --------------------
or prior to the Effective Time by the requisite vote of the stockholders of ACC in accordance with the Delaware Code and the rules and regulations of the NASD.

     6.1.2  No Injunction or Action.  No order, statute, rule, regulation,
            -----------------------
executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn by the Effective Time. ACC and TCG shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

     6.1.3  HSR Act.  Any waiting period applicable to the Merger under the HSR
            -------
Act shall have expired or earlier termination thereof shall have been granted and no action, suit, proceeding or investigation shall have been instituted by either the United States Department of Justice or the Federal Trade Commission to prevent the consummation of the transactions contemplated by this Agreement or to modify or amend such transactions in any material manner, or if any such action, suit, proceeding or investigation shall have been instituted, it shall have been withdrawn or a final judgment shall have been entered against such Department or Commission, as the case may be.

     6.1.4  Registration Statement.  The Registration Statement shall have been
            ----------------------
declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by any Governmental Authority.

     6.1.5  Quotation of TCG Stock.  The shares of TCG Stock comprising the
            ----------------------
Merger Consideration shall have been approved for listing on the Nasdaq.

   6.2   Conditions to Obligations of ACC.  The obligation of ACC to effect the
         --------------------------------
Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by
ACC:

     6.2.1  TCG Representations and Warranties.  The representations and
            ----------------------------------
warranties of TCG contained in this Agreement that are modified by materiality or TCG Material Adverse Effect shall be true and correct in all respects and those that are not so modified shall be true and correct in all material respects, on the date hereof and as of the Effective Time as if made at the Effective Time, except to the extent a representation and warranty speaks as of a particular date, in which case such representation and warranty shall have been so true and correct as of such particular date.

     6.2.2  Performance by TCG.  TCG shall have performed and complied with all
            ------------------
of the covenants and agreements in all material respects and satisfied in all material respects all of the conditions required by this Agreement to be performed or complied with or satisfied by TCG at or prior to the Effective Time.

     6.2.3  [Intentionally Omitted]

     6.2.4  Certificates and Other Deliveries.  TCG shall have delivered to ACC
            ---------------------------------
a certificate executed on its behalf by its President or another authorized officer to the effect that the conditions set forth in Subsections 6.2.1 and
6.2.2 above, have been satisfied.

     6.2.5  Tax Opinion.  ACC shall have received an opinion from ACC's tax
            -----------
counsel substantially to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, under current law, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

   6.3   Conditions to Obligations of TCG.  The obligations of TCG to effect the
         --------------------------------
Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by
TCG:

     6.3.1  ACC Representations and Warranties.  The representations and
            ----------------------------------
warranties of ACC contained in this Agreement that are modified by materiality or ACC Material Adverse Effect shall be true and correct in all respects, and those that are not so modified shall be true and correct in all material respects, on the date hereof and as of the Effective Time as if made at the Effective Time, except to the extent a representation and warranty speaks as of a particular date, in which case such representation and warranty shall have been so true and correct as of such particular date.

     6.3.2  Performance by ACC.  ACC shall have performed and complied with all
            ------------------
the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by ACC at or prior to the Effective Time.

     6.3.3  [Intentionally Omitted]

     6.3.4  Governmental Approvals.  All Consents of any Governmental Authority
            ----------------------
required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained by Final Order (as hereafter defined), except as may be waived by TCG or those Consents the failure of which to be obtained will not materially adversely affect the business, assets (including, but not limited to, intangible assets), financial condition, liabilities or the results of operations of the Surviving Corporation and its subsidiaries taken as a whole ("Surviving Corporation Material Adverse Effect") and such Consents shall not contain any Restrictive Provision. The term "Final Order" with respect to any Consent of a Governmental Authority shall mean an action by the appropriate Governmental Authority as to which: (i) no request for stay by such Governmental Authority of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending before such Governmental Authority, and no appeal or comparable administrative remedy with such or any other Governmental Authority is pending before such Governmental Authority, and the time for filing any such petition, appeal or administrative remedy has passed; (iii) such Governmental Authority does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the Governmental Authority action is pending or in effect, and if any deadline for filing any such appeal or request is designated by statute or rule, it has passed. The term "Restrictive Provision" shall mean any prohibition, limitation or other requirements that could reasonably be expected to have a Surviving Corporation Material Adverse Effect.

     6.3.5  Certificates and Other Deliveries.  ACC shall have delivered, or
            ---------------------------------
caused to be delivered, to TCG a certificate executed on its behalf by its President or another duly authorized officer to the effect that the conditions set forth in Subsections 6.3.1 and 6.3.2 above, have been satisfied.

     6.3.6  Opinion of ACC Counsel.  TCG shall have received the opinion of
            ----------------------
special telecommunications counsel to ACC, in form and substance reasonably satisfactory to TCG and customary for similar transactions in such jurisdictions, covering regulatory matters in the Federal Republic of Germany, the United Kingdom, Canada,

Massachusetts, New York, the United States and any other national or state jurisdiction in which ACC owns, leases or operates one or more telecommunications switching devices.

     6.3.7  Tax Opinion.  TCG shall have received an opinion from TCG's tax
            -----------
counsel substantially to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, under current law, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.


ARTICLE VII    TERMINATION AND ABANDONMENT

   7.1   Termination.  This Agreement may be terminated at any time prior to the
         -----------
Effective Time, whether before or after approval of the stockholders of ACC and TCG described herein:

     (a) by mutual written consent of TCG and ACC;

     (b)  by either TCG or ACC if:

          (i) the Merger shall not have been consummated on or prior to the first anniversary of the date hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose breach of any of its representations, warranties, covenants or other agreements under this Agreement or failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

          (ii) the approval of ACC's stockholders required by Section 6.1.1 shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof (the "ACC Stockholders Meeting"); or

          (iii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

     (c)  by TCG, if:

          (i) ACC shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice thereof to ACC;

          (ii) Section 4.8 shall be breached by ACC in any material respect and ACC shall have failed to promptly terminate the activity giving rise to such breach and use commercially reasonable best efforts to cure such breach upon notice thereof from

TCG, or ACC shall breach Section 4.8 by failing to promptly notify TCG as required thereunder;

          (iii) (A) the Board of Directors of ACC or any committee thereof shall have withdrawn or modified in a manner adverse to TCG its approval or recommendation of the ACC Proposals, or approved or recommended any ACC Takeover Proposal or (B) the Board of Directors of ACC or any committee thereof shall have resolved to take any of the foregoing actions; or

          (iv) Any person (other than TCG or any of its affiliates or associates) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act), or any "group" (as such term is defined in Section 13(d)(3) of the Securities Exchange Act) (other than a group of which TCG or any of its affiliates or associates is a member) shall have been formed which beneficially owns, 10% or more of the voting power of ACC; or

     (d)  by ACC:

          (i) if TCG shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice thereof to TCG; or

          (ii) prior to the time of the ACC Stockholders Meeting, in accordance with Section 4.8(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of the Termination Fee.

   The party desiring to terminate this Agreement pursuant to the preceding paragraphs (b), (c)(i), (c)(ii), (c)(iii), (c)(iv), (d)(i) or (d)(ii) shall give written notice of such termination to the other party in accordance with Section
8.5 below.

   7.2   Effect of Termination and Abandonment.
         -------------------------------------

     (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than as set forth in this Section 7.2, Section 7.3, Section 8.1 and Section 8.7) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement.

     (b) In the event that this Agreement (i) is terminated by TCG pursuant to
Section 7.1(c)(i) or 7.1.(c)(ii) or by TCG or ACC pursuant to Section 7.1(b)(ii), and (ii) a bona fide ACC Takeover Proposal shall have been made known to ACC or any of its subsidiaries or made known to its stockholders generally or publicly announced or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide ACC Takeover Proposal, in each case before any such termination, and such ACC Takeover Proposal shall have been consummated or an agreement with respect to such ACC Takeover Proposal (whether or not binding) shall have been executed by ACC within twelve (12) months of the date of such termination, then ACC shall, on the date such ACC Takeover Proposal is consummated, pay TCG a fee equal to Thirty Two Million Five Hundred Thousand Dollars ($32,500,000) (the "Termination Fee"), payable by wire transfer of same day funds. In the event that this Agreement is terminated by TCG pursuant to
Section 7.1(c)(iii), then ACC shall pay TCG the Termination Fee, payable by wire transfer of same day funds, within one (1) business day of the date of such termination. In the event that this Agreement is terminated by ACC pursuant to
Section 7.1(d)(ii), then ACC shall pay TCG the Termination Fee, by wire transfer of same day funds, concurrently with its notice of termination (and such termination shall not be effective until TCG shall have received such Termination Fee). In the event that the Termination Fee becomes due and payable by ACC to TCG pursuant to this Section 7.2(b), ACC shall promptly pay, upon TCG's request, all out-of-pocket charges and expenses incurred by TCG in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000), which payments shall be credited against any Termination Fee that may subsequently become payable. ACC acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, TCG would not enter into this Agreement; accordingly, if ACC fails to promptly pay the amount due pursuant to this Section 7.2(b), and, in order to obtain such payment, TCG commences a suit which results in a judgment against ACC for the Termination Fee set forth in this paragraph (b), ACC shall also pay to TCG its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

   7.3   Procedure Upon Termination.  In the event of termination and
         --------------------------
abandonment pursuant to this Article VII, this Agreement shall terminate and the Merger shall be abandoned without further action by ACC or TCG, provided that the agreements contained in Sections 7.2, 8.1 and 8.7 hereof shall remain in full force and effect. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same. Nothing contained in this Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Agreement prior to termination.

ARTICLE VIII   MISCELLANEOUS

   8.1   Confidentiality. Unless (i) otherwise expressly provided in this
         ---------------
Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the NASD, (iii) necessary to secure any required Consents as to which the other party has been advised, or (iv) consented to in writing by TCG and ACC, any information or documents furnished in connection herewith shall be kept strictly confidential by ACC, TCG and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, TCG or ACC, after consultation with the other party, may file with the SEC a Report on Form 8-K pursuant to the Securities Exchange Act with respect to the Merger, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. Notwithstanding the foregoing, in connection with any filing with the SEC of a registration statement or amendment thereto under the Securities Act, including, without limitation, in connection with the offer and sale of any securities by TCG, ACC or TCG, after consultation with the other party, may include a prospectus containing any information required to be included therein describing the Merger, including, but not limited to, financial statements and pro forma financial information with respect to the other party, and thereafter distribute said prospectus. TCG and ACC shall cooperate with the other and provide such information and documents as may be required in connection with any such filings. In the event the Merger is not consummated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, or (iii) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

   8.2   Amendment and Modification.  To the extent permitted by applicable law,
         --------------------------
this Agreement may be amended, modified or supplemented only by a written agreement among ACC, TCG and Acquisition Subsidiary, whether before or after approval of this Agreement and the transactions contemplated hereby by the stockholders of ACC, Acquisition Subsidiary and TCG.

   8.3   Waiver of Compliance; Consents.  Any failure of ACC on the one hand, or
         ------------------------------
TCG on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by TCG on the one hand, or ACC on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

   8.4   Survival of Representations and Warranties.  The respective
         ------------------------------------------
representations, warranties, covenants and agreements of ACC and TCG contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those contained in Section, 5.7 and except for the agreements delivered pursuant to Section 4.11 hereof.

   8.5   Notices.  All notices and other communications hereunder shall be in
         -------
writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i)  if to ACC, to:

                    400 West Avenue
                    Rochester, New York  14611
                    Attention:  Michael R. Daley
                    Telecopy:  (716) 987-3335

                    with a copy to:

                    Nixon, Hargrave, Devans & Doyle LLP
                    Clinton Square
                    P.O. Box 1051
                    Rochester, New York  14603
                    Attention:  James A. Locke, III, Esq.
                    Telecopy: (716) 263-1600

                    and

               (ii) if to TCG or Acquisition Subsidiary, to:

                    429 Ridge Road
                    Dayton, New Jersey 08810

                    Attention:  Chairman, President and CEO
                    Telecopy: (732) 392-3600

                    with copies to:

                    Dow, Lohnes Albertson, PLLC
                    1200 New Hampshire Avenue, N.W.
                    Washington, D.C. 20036
                    Attention:  Timothy J. Kelley, Esq.
                    Telecopy:  (202) 776-2222


   8.6   Binding Effect; Assignment.  This Agreement and all of the provisions
         --------------------------
hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other party hereto, except that Acquisition Subsidiary may assign to TCG or any other direct subsidiary of TCG any and all rights, interests and obligations of Acquisition Subsidiary under this Agreement; provided that any assignment by Acquisition Subsidiary of any or all of its rights, interests and obligations under this Agreement to TCG shall require that the Merger contemplated by this Agreement shall then be structured as a direct merger of ACC with and into TCG or any other structure approved by ACC.

   8.7   Expenses.  All costs and expenses incurred in connection with this
         --------
Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, subject to the rights of such party contemplated under Section 7.2, above.

   8.8   Governing Law.  This Agreement shall be deemed to be made in, and in
         -------------
all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Delaware.

   8.9   Counterparts.  This Agreement may be executed in one or more
         ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   8.10   Interpretation.  The article and section headings contained in this
          --------------
Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" or "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity; (ii) the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person; and
(iii) the term "subsidiary" of any specified person shall mean any corporation 50 percent or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50 percent or more of the total equity interest of which, is directly or indirectly owned by such specified person.

   8.11   Entire Agreement.  This Agreement and the documents or instruments
          ----------------
referred to herein, including, but not limited to, the Schedules attached hereto, which Schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement and the documents or instruments referred to herein supersede all prior agreements and the understandings between the parties with respect to such subject matter.

   8.12   Severability.  In case any provision in this Agreement shall be held
          ------------
invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

   8.13   Specific Performance.  The parties hereto agree that irreparable
          --------------------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

   8.14   Third Parties.  Nothing contained in this Agreement or in any
          -------------
instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

   8.15   Schedules.  ACC and TCG acknowledge that the Schedules to this
          ---------
Agreement (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement, (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to ACC or TCG, as the case may be, except to the extent required by this Agreement, and (iv) disclosure of the information contained in one ACC or TCG Schedule shall be deemed as proper disclosure for all ACC or TCG Schedules, as the case may be.

   IN WITNESS WHEREOF, TCG, Acquisition Subsidiary and ACC have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                          TELEPORT COMMUNICATIONS GROUP INC.



                           By:    /s/ Robert Annunziata
                                ------------------------------
                                Name:  Robert Annunziata
                                Title: Chairman, President and
                                Chief Executive Officer



                          TCG MERGER CO., INC.


                           By:    /s/ Wayne G. Fox
                                -------------------------------
                                Name:  Wayne G. Fox
                                Title: Treasurer


                           ACC CORP.



                           By:    /s/ David K. Laniak
                                ------------------------------
                                Name:  David K. Laniak
                                Title: Chairman and Chief
                                Executive Officer

SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf of the undersigned, thereunto duly authorized.


                    TELEPORT COMMUNICATIONS GROUP INC.



Dated: December 10, 1997      By: /s/ Maria Terranova - Evans
                              -------------------------------


                              Name:      Maria Terranova-Evans
                              Title:     Vice President and Controller